Exhibit 10.1 March 23, 2020 Harold Bevis Commercial Vehicle Group, Inc. 7800 Walton Parkway New Albany, OH 43054 Dear Harold, On behalf of the Board of Directors (the “Board”) of Commercial Vehicle Group, Inc. (the “Company”), I am pleased to inform you that the independent directors of the Board unanimously appointed you President and Chief Executive Officer of the Company effective March 23, 2020. You will continue to be a member of the Board. In connection with your appointment as President and Chief Executive Officer, the compensation committee of the Board approved compensation for you, which will consist of a base salary of $500,000, subject to annual review and adjustment, and an annual bonus under the Company’s annual bonus plan as may be in effect from time to time, with a target equal to 100% of base salary, prorated for 2020 based on hire date, and with a guaranteed minimum payout of $375,000 for the 2020 plan year only. The Company will pay or reimburse all documented, reasonable and customary expenses related to your relocation to Central Ohio. Relocation benefits include home marketing assistance, temporary housing, costs associated with the sale and/or purchase of a home, and relocation of household goods including expenses incurred in transit. All eligible expenses must be incurred and submitted within 12 months of your hire date in order to be eligible for relocation benefits. All relocation expenses paid or reimbursed by the Company are recoverable if you resign or are terminated for cause within 24 months of your final relocation payment. The amount recoverable will be equal to 1/24th of the reimbursement for each full month left in the repayment period at the time of separation. You will be eligible to receive equity and other long term incentive awards under any applicable plan adopted by the Company during your employment term for which similarly situated employees are generally eligible. The level of participation in any such plan shall be determined at the sole discretion of the compensation committee of the Board from time to time. Awards under the plan may be issued in restricted stock, performance shares and/or restricted cash awards under terms and conditions that are no less favorable than those awards granted to similarly situated officers of the Company. For the 2020 Plan year, your long term incentive plan target is set at $1,800,000, on terms to be determined by the compensation committee of the Board, distributed as follows: • 25%, or $450,000, will be issued in the form of time vested RSUs; • 25%, or $450,000, will be issued in the form of performance shares tied to relative performance of TSR as compared to the established peer group. The performance shares will be settled in CVGI stock, with a payout that may range from 0% to 200% based on performance; 7800 Walton Parkway  New Albany, OH  43054  614.289.5360

• 25%, or $450,000, will be issued in the form of restricted cash tied to relative performance of TSR as compared to the established peer group. Payouts may range from 0 – 200% based on performance; and • 25%, or $450,000, will be in the form of a strategic two year discretionary cash award tied to the completion of agreed upon goals and objectives. The payout may range from 0% to 300% based on performance. The terms of your employment will be set forth in an employment agreement between you and the Company. Sincerely, /s/ Robert C. Griffin Robert C. Griffin Chairman of the Board of Directors Commercial Vehicle Group, Inc. 7800 Walton Parkway  New Albany, OH  43054  614.289.5360